Exhibit 10.6

Description of 2013 Long-Term Incentive Umbrella Plan
Under the Amended and Restated 2006 Equity and Performance Incentive Plan

2013-2015 Performance Goal and Award Pool
The performance goal for the LTI Performance Period shall be an average of $5.0 million per year over the LTI Performance Period in Net cash provided by operating activities, as reported in the Company's Statements of Consolidated Cash Flows (“Cash Flow”). The maximum value of shares of common stock issuable upon reaching performance goal shall equal 15% of the aggregate Cash Flow over the LTI Performance Period.
The purpose of establishing the maximum pool under Company's 2013-2015 Long-Term Incentive Umbrella Plan (the "2013-2015 LTI Umbrella Plan") is to improve tax efficiency with respect to the Company's incentive programs and achieve an Internal Revenue Code Section 162(m) "performance based" exemption for annual bonus amounts earned by the designated participants identified below, during the LTI Performance Period. The 2013-2015 LTI Umbrella Plan is authorized by and subject to the terms of the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan.

The specified maximum pool allocations, as established and defined below are subject to the Company's Compensation Committee's authority to reduce, but not increase, the amount of the actual bonus earned and payable to each designated participant under the 2013-2015 LTI Umbrella Plan. It is anticipated that the payouts to the covered employees under the 2013-2015 LTI Umbrella Plan will be reduced by the Company's Compensation Committee through the exercise of negative discretion, which is permitted under Section 162(m). The Company's Compensation Committee's exercise of negative discretion with respect to one participant's award under the bonus pool shall not result in an increase in the amount payable to another participant under the bonus pool.

Allocation of Award Pool to Executives

Executive Name	Executive Title	Percent of Pool Allocated to Executive[1]
Jack A. Hockema	Chief Executive Officer	56.15%
John Barneson	SVP, Corporate Development	9.53%
John M. Donnan	EVP - Legal, Compliance and Human Resources	11.63%
[Other Designated Participant]	[Designated Participant Title]	[Percentage]
[Other Designated Participant]	[Designated Participant Title]	[Percentage]

1 Subject to an aggregate maximum value per executive of $5.0 million and an aggregate maximum of 500,000 shares of common stock per executive per calendar year, pursuant to the Equity Incentive Plan.

Administrative Provisions

The 2013 LTI Umbrella Plan only applies to the calculation and award of incentive awards, if any. There will be no duplication of benefits created by the 2013 LTI Umbrella Plan.
The 2013 LTI Umbrella Plan will not increase any benefits that may be payable under any severance and/or change in control agreements